EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ERNST & YOUNG LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Iteris, Inc. for the registration of 246,250 shares of its common stock and to the incorporation by reference therein of our report dated June 8, 2004, except for Note 7 — Deferred Compensation Plan, as to which the date is July 13, 2005, with respect to the consolidated financial statements and schedule of Iteris, Inc. included in the Annual Report (Form 10-K) for the year ended March 31, 2006.

/s/ Ernst & Young LLP

Orange County, California
November 13, 2006